Exhibit (b)

Execution Version

ORBIMED ROYALTY & CREDIT

OPPORTUNITIES III, LP

AND

ORBIMED ROYALTY & CREDIT

OPPORTUNITIES IV, LP

601 Lexington Avenue, 54th Floor

New York, NY 10022

Highly Confidential

June 23, 2022

Ginger Acquisition, Inc.

Ginger Merger Sub, Inc.

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge MA 02142

Attention: Adam Dilluvio

PROJECT GINGER

$350,000,000 Senior Secured Term Facility

Commitment Letter

Ladies and Gentlemen:

You have advised OrbiMed Royalty & Credit Opportunities III, LP and OrbiMed Royalty & Credit Opportunities IV, LP (collectively, “OrbiMed” and together with each other person, if any, added as a “Commitment Party” after the date of this Commitment Letter, “we” or “us” and each, a “Commitment Party”) that Ginger Acquisition, Inc. and Ginger Merger Sub, Inc., each a domestic entity (“you”) formed at the direction of Gurnet Point Capital, LLC and/or its affiliates (collectively, and together with any investment funds controlled or advised by the foregoing entities, the “Sponsor”), intends directly or indirectly, to acquire a business previously identified to us and code named “Ginger” (“Target”; the Target and its subsidiaries, the “Acquired Business”) and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and other attachments hereto.

1.	Commitments.

In connection with the Transactions, each Commitment Party commits to provide that percentage of the Senior Secured Term Facility set forth opposite its name on Schedule I (the “Commitment Schedule”) to this Commitment Letter (each Commitment Party providing such a commitment, an “Initial Lender”).

The Senior Secured Term Facility will contain the terms set forth on the applicable Term Sheet attached to this Commitment Letter, and the commitments of each Initial Lender are subject only to the satisfaction or waiver by the Lead Arrangers of the Financing Conditions. The commitments of the Commitment Parties with respect to the Senior Secured Term Facility shall be on a several, and not joint and several, basis. This commitment letter, together with the Term Sheets and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter.” This Commitment Letter and the Fee Letter, together, are referred to herein as the “Commitment Papers.”

2.	Titles and Roles.

In connection with the Transactions, each Commitment Party (acting alone or through or with affiliates selected by it) will act with and have the title(s) and in the role(s) set forth opposite its name with respect to the Senior Secured Term Facility on the Commitment Schedule. Each Commitment Party identified on the Commitment Schedule as a Lead Arranger for the Senior Secured Term Facility, together with each person (if any) that becomes a Lead Arranger after the date of this Commitment Letter for the Senior Secured Term Facility, is referred to in the Commitment Papers as, a “Lead Arranger” and collectively as the “Lead Arrangers”. Each Commitment Party appointed as a “Left Lead Arranger” for the Senior Secured Term Facility on the Commitment Schedule will appear on the top left of the cover page of all marketing materials for the Senior Secured Term Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

Other than as may be separately agreed, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Initial Lender (other than compensation expressly contemplated by the Commitment Papers) will be paid in order to obtain a commitment with respect to any Facility unless you and we agree.

3.	Information.

You hereby represent (prior to the Closing Date, with respect to information provided by or concerning the Acquired Business or its operations or assets, to your knowledge) that,

(a)

all written information and written data (other than the Projections and information of a general economic or industry nature (the “Information”)) that has been or will be made available to the Commitment Parties by or on behalf of you, when taken as a whole, is or will be correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto); and

(b)

any projections provided in connection with the Senior Secured Term Facility (together with any financial estimates, forecasts and other forward-looking information, the “Projections”) that have been or will be made available to the Commitment Parties by or on behalf of you, when taken as a whole, have been or will be prepared, in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Commitment Parties; it being understood that (1) Projections are not to be viewed as facts, (2) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Acquired Business or the Sponsor, (3) no assurance can be given that any particular Projections will be realized, and (4) actual results may differ and such differences may be material.

You agree that, if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will, and will use your commercially reasonable efforts to cause the Acquired Business to, supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging the Senior Secured Term Facility, the Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Commitment Parties do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the Senior Secured Term Facility on the Closing Date.

4.	Fees.

As consideration for the commitments of each Initial Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay the fees set forth in the Fee Letter dated the date hereof and delivered in connection with the Senior Secured Term Facility (the “Fee Letter” and together with the Commitment Letter, the “Commitment Papers”). Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties hereto.

5.	Conditions Precedent.

The commitments of each Initial Lender with respect to the Senior Secured Term Facility and each Lead Arranger’s and each agent’s agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the conditions precedent set forth on the Exhibit to this Commitment Letter labeled “Conditions Annex” (such conditions, the “Financing Conditions” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the Facilities Documentation (as defined in Exhibit C) or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a)    the only representations and warranties, the making and accuracy of which will be a condition to the initial availability of the Senior Secured Term Facility on the Closing Date, will be the Acquisition Agreement Representations and the Specified Representations; provided, that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition, unless such failure results in a failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives you the right (taking into account any notice and cure provisions) to terminate your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement;

(b)    the terms of the Facilities Documentation and the Closing Deliverables (as defined in Exhibit C) will be subject to the applicable Documentation Principles, will contain no conditions to the initial funding of (or provision of commitments under) the Senior Secured Term Facility other than the Financing Conditions, and in any event will be in a form such that they do not impair the availability of the Senior Secured Term Facility on the Closing Date if the Financing Conditions are satisfied (or waived by the Lead Arrangers); it being understood that, (i) the attachment and perfection of any lien on Collateral (other than Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC, “Personal Property Collateral” or by the delivery of stock or other equity certificates of a subsidiary of Target that is part of the Collateral to the extent such stock certificates are in your possession or obtainable by you on the Closing Date (provided that such certificates will be required to be delivered on the Closing Date only to the extent actually received from the Target after your use of commercially reasonable efforts to obtain such certificate; provided further that any such stock certificates not delivered on the Closing Date shall be required to be delivered on or prior to the date that is 30 days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree in its sole, reasonable discretion)) securing a Facility is not a condition precedent to the availability of any Facility, will not affect the size of any Facility and the failure of any lien on the Collateral to attach or be perfected on the Closing Date will not result in a default or event of default under any Facility and (ii) if any lien on Collateral securing a secured Facility does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the availability of any Facility and will not affect the size of any Facility and will not result in a default or event of default under any Facility, but will be required within 90 days after the Closing Date (subject to extensions that may be agreed to by the Administrative Agent with respect to Initial Senior Secured Term Facility on the Closing Date); provided that the foregoing will not limit the conditions precedent set forth in Sections 5(b) and 5(d) of the Conditions Annex requiring the authorization of “all asset” UCC filings and delivery of certain equity securities constituting Collateral;

(c)    there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the Facilities Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, each Administrative Agent, each Collateral Agent, each Lender and each other party thereto will execute and deliver the Facilities Documentation to which it is a party and the initial funding under the Senior Secured Term Facility will occur; and

(d)    the execution and delivery by the Acquired Business (the “Target Loan Parties”) of the Facilities Documentation to which it is required to be a party on the Closing Date shall be accomplished under escrow arrangements pursuant to which the Target Loan Parties’ signature pages are provided to the applicable Administrative Agent for each Facility before (or coincident with) the time the Merger is consummated in accordance with the Acquisition Agreement (the “Merger Effective Time”), and such signature pages (and the Facilities Documentation and related deliverables to which the Target Loan Parties are parties) are automatically released from escrow to such Administrative Agent concurrently with the Merger Effective Time and the adoption of related authorizing resolutions. The Target Loan Parties’ signature pages may be executed by individuals that will be officers and/or directors of a Target Loan Parties upon consummation of the Merger, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Merger so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

“Acquisition Agreement Representations” means each of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, to the extent that you (or your affiliates) have the right (taking into account any applicable notice or cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Borrower and Holdings set forth in the Facilities Documentation relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Facilities Documentation and the extensions of credit thereunder), their due authorization, execution, delivery and enforceability (against them) of the applicable Facilities Documentation, solvency on a consolidated basis as of the Closing Date (consistent with the solvency certificate attached to this Commitment Letter), no conflicts of Facilities Documentation with their charter documents (as will be in effect upon consummation of, or immediately after consummation of, the Merger and the adoption of any related resolutions), compliance of the Transactions with Federal Reserve margin regulations, the Investment Company Act and the Patriot Act, use of proceeds not violating OFAC, FCPA and applicable sanctions and anti-money laundering laws and attachment and perfection of security interests in the Collateral (subject to Permitted Liens and the Certain Funds Provisions).

6.	Indemnification; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses, joint or several, excluding in each case lost profits, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Commitment Papers, the Transactions or the Senior Secured Term Facility, or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly after receipt of a written request, together with customary backup documentation in reasonable detail, for any reasonable and documented out-of-pocket legal expenses or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct or gross negligence of an Indemnified Person or any Related Indemnified Persons, (b) arising from a material breach of the obligations of an Indemnified Person or any Related Indemnified Persons under the Commitment Papers or the Facilities Documentation, including the failure to fund the Senior Secured Term Facility upon satisfaction of the Financing Conditions (in the case of clauses (a) and (b) as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing, other than any Actions against any Commitment Party in its capacity as, or in fulfilling its role as, an Administrative Agent or other agency role under any Facility. Notwithstanding any other provision of this Commitment Letter, except to the extent resulting from the willful misconduct or gross negligence of (or breach of the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), no Indemnified Person will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and neither any Indemnified Person, nor you or the Acquired Business (or any of their respective directors, officers, employees, controlling persons, affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Commitment Papers, the Senior Secured Term Facility, the Transactions (including the Senior Secured Term Facility and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Senior Secured Term Facility; provided, that this sentence shall not limit your indemnification or reimbursement obligations set forth herein to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding anything in the Commitment Papers, you will have no obligation to indemnify any Indemnified Person for income taxes (or similar taxes) incurred by such person in connection with the fees or other compensation such person received in connection with the Commitment Papers; provided that this sentence shall not limit your indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Closing Date pursuant to the Facilities Documentation. You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, partners, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter and the Senior Secured Term Facility.

You agree to reimburse on demand each Commitment Party for its reasonable and documented out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Commitment Parties and, if reasonably necessary, of a local counsel to the Commitment Parties identified to you prior to the Closing Date in each relevant material jurisdiction, which may be a local counsel acting in multiple material jurisdictions), in each case, incurred solely in connection with the preparation, negotiation, execution and delivery of the Commitment Papers and the Facilities Documentation (collectively, the “Expenses”). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto. The parties acknowledge that you will make an initial payment in the amount of $100,000 to cover a portion of each Commitment Party’s expenses; provided that such payment shall not be due until five (5) Business Days following the date of this Commitment Letter.

7.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which you or the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Acquired Business and the Sponsor and other companies with which you, the Acquired Business or the Sponsor may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation to provide services set forth herein and to fund the Senior Secured Term Facility upon satisfaction or waiver of the Financing Conditions, in each case, enforceable at law and in equity in accordance with their terms. You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms; provided, that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the Senior Secured Term Facility. No party hereto will take any position that is inconsistent with the foregoing representations and warranties.

8.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not assignable except assignments by you to an affiliate that is a newly formed domestic “shell” company controlled by the Sponsor that consummates or intends to consummate the Acquisition and any other assignment that occurs as a matter of law) without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void.

Without limitation of the foregoing, any assignment of commitments with respect to a Facility by a Commitment Party shall be only to banks, financial institutions and other institutional lenders that are identified by such Commitment Party and with respect to which you have consented; provided, that investment objectives, history of any proposed lenders or their affiliates and/or general strategic efforts, including relating to investment banking relationships, shall be a reasonable basis for you to withhold consent (together with the Initial Lenders, the “Lenders”). In any event, no assignment shall be made to the following entities (collectively, the “Disqualified Lenders”):

(a)	any entity that competes with the business of the Acquired Business from time to time identified on the list delivered to us prior to the date hereof (the “Company Competitors”);

(b)

any Company Competitor that is designated by you as a Disqualified Lender by prior notice to us (or, if after the Closing Date, by you to the Administrative Agent) after the date hereof and approved by the Lead Arrangers (such approval not to be unreasonably withheld or delayed) in their sole discretion acting reasonably (such designation will become effective three (3) business days after approval by the Lead Arrangers and will not apply retroactively to disqualify the transfer of, or agreement to transfer, an interest in the Commitments or Loans, as applicable, that was effective prior to the effective date of such supplement); and

(c)

any Disqualified Lender’s known affiliates or affiliates identified in writing to us (or, if after the Closing Date, by you to the Administrative Agent) from time to time or otherwise readily identifiable as such by name.

Notwithstanding the foregoing, in no event will a Bona Fide Lending Affiliate be a Disqualified Lender, unless such Bona Fide Lending Affiliate is explicitly identified under clause (a) above. “Bona Fide Lending Affiliate” shall mean any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity (in each case, other than an entity that is explicitly excluded pursuant to clause (a) above) that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.

No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to the Senior Secured Term Facility. To the extent persons are identified as Disqualified Lenders in writing by you after the date of this Commitment Letter (or, if after the Closing Date, by you to the Administrative Agent) pursuant to clauses (a) or (c) above (or otherwise become a Disqualified Lender after the date of this Commitment Letter), the inclusion of such persons as Disqualified Lenders (or such person becoming a Disqualified Lender) shall not retroactively invalidate prior assignments or participations to such person that were made in compliance with applicable assignment or participation provisions.

Notwithstanding the right to make assignments in respect of the Senior Secured Term Facility

(i)     no Initial Lender will be relieved, released or novated from its obligations under the Commitment Papers in connection with any assignment or participation of a Facility, including its commitments and obligations to fund the Senior Secured Term Facility, until after the initial funding under the Senior Secured Term Facility has occurred or with respect to a revolving Facility the effectiveness of commitments thereunder and

(ii)     no assignment or novation will become effective (as between you and the Initial Lenders) with respect to all or any portion of an Initial Lender’s commitments in respect of a Facility until the initial funding of the Senior Secured Term Facility has occurred or with respect to a revolving Facility the effectiveness of commitments thereunder.

This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations of (including, for the avoidance of doubt confidentiality obligations), such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature,” and words of like import this Commitment Letter or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the Senior Secured Term Facility and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred, including for purposes of the Financing Conditions), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Tender Offer, Merger or Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. A determination by any court of competent jurisdiction (including any court arbitration body contemplated by the Acquisition Agreement) with respect to any of the foregoing matters described in clauses (a) through (c) of the proviso of the immediately preceding sentence shall be conclusive for all purposes hereunder.

9.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

10.	Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers in any court in which such venue may be laid in accordance with the preceding clause of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court, (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (e) agrees a determination by any court of competent jurisdiction (including any court contemplated by the Acquisition Agreement and including any alternate dispute resolution procedures as may be contemplated by the Acquisition Agreement) with respect to the right to terminate the Acquisition Agreement, whether the parties thereto have an obligation to consummate the Acquisition (including with respect to termination rights and satisfaction of conditions) shall be conclusive for all purposes under this Commitment Letter. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court.

11.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither the Fee Letter nor this Commitment Letter, or their terms or substance, may be disclosed by you to any other person or entity prior to their acceptance by you, except

a)

solely on a confidential basis, to the Sponsor, any Investor or potential Investor and to your and their respective officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors;

b)	if each Commitment Party consents in writing to such proposed disclosure;

c)	that the Term Sheets and the existence of this Commitment Letter (but not any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions;

d)

pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so);

e)

you may disclose the Commitment Papers and the contents thereof to the Acquired Business and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis (provided that the Fee Letter will be redacted in the manner (if any) described in the Acquisition Agreement as of the date hereof);

f)

you may disclose the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter as part of disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any marketing efforts for debt to be used to finance the Transactions;

g)

you may disclose, on a confidential basis, the Fee Letter and the contents thereof to your and the Acquired Business’ auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs;

h)	you may disclose the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter; and

i)

you may disclose this Commitment Letter and its contents (but not the Fee Letter or the contents thereof) after your acceptance thereof or prior thereto to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers; provided, that the foregoing sentence will not prevent such Commitment Party from disclosing any such information, (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental, regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, Holdings, the Company, the Sponsors or their respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and their officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Acquired Business or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) , (h) to ratings agencies, or (i) in connection with the enforcement of our rights hereunder or under the Fee Letter; provided, that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any Disqualified Lender.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Senior Secured Term Facility). In addition, the Commitment Parties may disclose the existence of the Senior Secured Term Facility and the information about the Senior Secured Term Facility to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Senior Secured Term Facility.

The obligations under this section with respect to the Commitment Letter but not the Fee Letter will automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation (to the extent set forth therein) upon the execution and delivery of the Facilities Documentation and in any event will terminate on the first anniversary of the date of this Commitment Letter.

12.	Surviving Provisions.

The compensation (if applicable), information (if applicable), indemnification, expense (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided, that your obligations under the Commitment Papers, other than those relating to compensation, information and confidentiality, will automatically terminate and be superseded by the Facilities Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

13.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Commitment Party and each Lender.

14.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers (or their designee) counterparts hereof and of the Fee Letter executed by you. In the event that the Financing Conditions are not satisfied or waived on or prior to the date that is 5 Business Days after the “Outside Date” (as defined in the Acquisition Agreement and as such date may be extended in accordance with the terms of the Acquisition Agreement) or, if earlier, the earliest of (a) the date on which you notify us in writing that the Acquisition Agreement has terminated in accordance with its terms, (b) the date of the consummation of the Tender Offer (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the effectiveness of the Facilities Documentation or the funding of the Senior Secured Term Facility or (c) January 3, 2023, then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder will automatically terminate, unless such Commitment Party, in its discretion, agrees to an extension. The termination of any commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of the Commitment Papers.

[Signature pages follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP

By OrbiMed ROF III LLC,
its General Partner

By OrbiMed Advisors LLC,
its Managing Member

By: /s/ Matthew Rizzo

Name: Matthew Rizzo
Title: Member

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP

By OrbiMed ROF IV LLC,
its General Partner

By OrbiMed Advisors LLC,
its Managing Member

By: /s/ Matthew Rizzo

Name: Matthew Rizzo
Title: Member

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of

the date first written above:

GINGER ACQUISITION, INC.

GINGER MERGER SUB, INC.

By:	/s/ Adam Dilluvio
Name: Adam Dilluvio
Title: Authorized Signatory

Accepted and agreed to as of

the date first written above with respect to

Section 6 and related provisions:

GURNET POINT CAPITAL, LLC

By:	/s/ Adam Dilluvio
Name: Adam Dilluvio
Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL	SCHEDULE I

PROJECT GINGER

$350,000,000 Senior Secured Term Facility

“Commitment Schedule”1

Senior Secured Term Facility

Commitments

In connection with the Transactions, each Commitment Party (collectively, the “Initial Lenders” and each an “Initial Lender”) commits to provide that percentage of the Initial Senior Secured Term Facility set forth opposite its name in the table below:

Initial Lender	Initial Commitment	Initial Commitment Percentage
OrbiMed Royalty & Credit Opportunities III, LP	$150,000,000	42.86%
OrbiMed Royalty & Credit Opportunities IV, LP	$200,000,000	57.14%
Total	$350,000,000	100%

Titles and Roles

In connection with the Transactions, each Commitment Party (acting alone or through or with affiliates selected by it) will act with and have the title(s) and in the role(s) set forth opposite its name with respect to the Initial Senior Secured Term Facility .

Title/Role	Initial Senior Secured Term Facility
Administrative Agent	As set forth on Exhibit B
Collateral Agent	As set forth on Exhibit B
Lead Arrangers	OrbiMed Royalty & Credit Opportunities III, LP and OrbiMed Royalty & Credit Opportunities IV, LP

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT A

PROJECT GINGER

$350,000,000 Senior Secured Term Facility

Transaction Description2

It is intended that:

(a)    Ginger Acquisition, Inc. will directly or indirectly acquire (the “Acquisition”) a company previously identified to us and code-named “Ginger” (the “Target”), pursuant to that certain Agreement and Plan of Merger, by and among Ginger Acquisition, Inc., Ginger Merger Sub, Inc., the Target, and the other parties thereto, a copy of which has been delivered to the Commitment Parties on June 23, 2022 (together with the schedules and exhibits to such agreement, as such agreement, schedules and exhibits may amended from time to time in a manner that would not result in a failure of the condition precedent set forth in paragraph 1 of Exhibit C to this Commitment Letter, and together with the schedules and exhibits so such agreement, the “Acquisition Agreement”); The Acquisition is structured as a “two-step” merger in which (i) Ginger Merger Sub, Inc. will commence a public tender offer to acquire any and all shares of Target on the terms and conditions described in the Acquisition Agreement (the “Tender Offer”) and (ii) promptly following the closing of the Tender Offer, Ginger Merger Sub, Inc. will merge with and into Target, with Target surviving such merger as a wholly-owned direct subsidiary of Holdings (the “Merger”). References herein to the Acquisition shall be deemed to include both the Tender Offer and the Merger.

(b)    The Sponsor and other equity investors (the “Investors”) will, directly or indirectly, contribute to the Borrower (or a direct or indirect parent of the Borrower) cash and/or equity in exchange for equity of the Borrower (or such direct or indirect parent), which, with respect to any preferred equity of the Borrower, if any, will be on terms reasonably acceptable to the Lead Arrangers. Any such parent will contribute, or cause to be contributed, all such cash and equity to the Borrower simultaneously with (or prior to) the initial funding of the Senior Secured Term Facility. The aggregate amount of such cash and/or equity will represent not less than 58.5% (the “Minimum Equity Contribution”) of the sum of (i) the aggregate principal amount of the term loans borrowed under the Senior Secured Term Facility on the Closing Date to finance the Transactions and (ii) the amount of such cash and equity contributed (the “Equity Contribution”); provided that, to the extent any stockholder or other equity holder of the Acquired Business has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters and/or arrange for one or more letters of credit to be issued on their behalf in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters and/or letters of credit up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) an amount equal to the full amount committed under such equity commitment letters and/or the face value of any such letters of credit shall be funded, directly or indirectly, in cash to the Borrower in the form of common equity, or other equity on terms reasonably acceptable to the Commitment Parties).

(c)    The Borrower will obtain $350,000,000 in aggregate principal amount of senior secured term loans (the “Initial Senior Secured Term Facility”) having terms materially consistent with those set forth on the term sheet attached to this Commitment Letter as Exhibit B (including the annexes attached thereto);

[2]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

(d)    The proceeds of the Equity Contribution and the initial borrowing under the Senior Secured Term Facility on the Closing Date will be applied on the Closing Date,

•	to consummate the transactions contemplated by, and pursuant to the terms of, the Acquisition Agreement and the Tender Offer;

•

to finance (a) the repayment of the loan facilities of the Acquired Business pursuant to (i) that certain Amended and Restated Credit and Security Agreement (Term Loan), dated as of March 3, 2021, by and among the Target and certain of its subsidiaries, the lenders party thereto and MidCap Financial Trust, as administrative agent, and (ii) that certain Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of March 3, 2021, by and among the Target and certain of its subsidiaries, the lenders party thereto and MidCap Financial Trust, as administrative agent (the “Existing Loan Facilities”) and (b) the satisfaction of the obligations to repurchase notes or settle conversions with respect to any notes pursuant to that certain Indenture (the “Indenture”) dated August 14, 2017 between the Acquired Business and Wilmington Trust, National Association, including any required payment of cash upon conversion or required repurchase of such notes in connection with the “Fundamental Change” and/or “Make-Whole Fundamental Change” related to the Acquisition (collectively, the “Refinancing”);

•	to finance the Transactions; and

•	to pay fees, costs and expenses related to the Transactions (such fees, costs and expenses, the “Transaction Costs”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The term sheets with respect to the Senior Secured Term Facility attached to this Commitment Letter are collectively referred to herein as the “Term Sheets.” The Term Sheets (together with the Documentation Principles) reflect all material terms related to the Senior Secured Term Facility. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for Ginger Acquisition, Inc., the Borrower and the Sponsor. For purposes of the Commitment Papers, “Closing Date” means the date of the initial funding under the Senior Secured Term Facility (which is intended to occur on the same date that the Tender Offer is consummated). All references to “dollars” and “$” are to the lawful currency of the United States of America.

2

CONFIDENTIAL	EXHIBIT B

PROJECT GINGER

$350,000,000 Senior Secured Term Facility1

“Senior Secured Term Sheet”

Borrower:	Ginger Merger Sub, Inc. (with the Target as the survivor upon consummation of the merger described above) (the “Borrower”).

Holdings:	Ginger Acquisition, Inc. (“Holdings”).

Lead Arrangers:	OrbiMed Royalty & Credit Opportunities III, LP and

OrbiMed Royalty & Credit Opportunities IV, LP (the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	A financial institution that customarily provides services of this type, to be mutually agreed by the Borrower and the Lead Arrangers, will act as the sole administrative agent (in such capacity, the “Administrative Agent”) and the sole collateral agent (in such capacity, the “Collateral Agent”), in each case, for the Lenders under the Senior Secured Term Facility described in this Term Sheet. Fees and expenses of the Administrative Agent and the Collateral Agent in amounts and on such terms as are customary for facilities of this type will be payable by the Borrower and set forth in a fee letter to be mutually agreed.

Transactions:	As described on the “Transaction Description” attached to the Commitment Letter.

Lenders:	The entities listed on Schedule I to the Commitment Letter (in such capacity, the “Initial Lenders”) and, following the initial funding of the Senior Secured Term Facility on the Closing Date, the Lenders.

Senior Secured Term Facility:	A senior secured term loan facility (the “Senior Secured Term Facility” and the loans thereunder, the “Term Loans”) in an aggregate principal amount of $350,000,000 (the “Commitment Amount”), to be made available in a single drawing on the Closing Date. Amounts repaid or prepaid with respect to the Term Loans may not be reborrowed.

Purpose:	Proceeds of the Term Loans will be used to finance the Transactions on the Closing Date, including the Acquisition, the Tender Offer and the Merger, the Refinancing and the payment of related fees, costs and expenses, and for general corporate purposes.

Documentation Principles:	The Facilities Documentation will (a) be prepared by counsel to the Lead Arrangers and (b) be in the form of the documentation

[1]

Capitalized terms used but not defined in this exhibit have the meanings set forth in the Commitment Letter to which this exhibit is attached or the other exhibits to the Commitment Letter. As used in this exhibit, “Administrative Agent,” “Lead Arrangers,” “Lenders,” and “Loans” refers to the Lead Arrangers, Lenders and Loans under the Facilities described in this Term Sheet.

(the “Identified Drafts”) set forth on Annex A-I, Annex A-II and Annex A-III hereto, except for such changes and modifications as Holdings, the Borrower and the Lead Arrangers shall mutually agree (it being understood that the parties shall consider in good faith minor drafting or technical changes that may be requested); provided, the Loan Documents will be modified as necessary (i) to permit payments of any appraisal rights and any contingent value right payments in connection with the Transactions, in each case, so long as there is no Default or Event of Default existing at such time or would result from the making of such payment, (ii) in addition to cash and cash equivalents to be maintained by the Borrower in compliance with Minimum Liquidity Covenant, to require cash collateral for the Lenders maintained by the Borrower at all times following the Fundamental Change Repurchase Date (as defined in the Indenture) with respect to the Acquisition (but in any event to occur no later than 55 business days after the Closing Date, provided that cash in the following amount shall be held by the Borrower as cash on a continuous basis from and after the Closing Date until such Fundamental Change Repurchase Date) in an aggregate amount equal to (x) the principal amount of the convertible notes outstanding under the Indenture at such time and (y) the amount of interest payments due within six months of such time as required by and in accordance with the Indenture, on such other terms and conditions to be mutually agreed for the repayment of and payment of interest on any convertible notes under the Indenture that remain outstanding following the Closing, and (iii) to add corresponding baskets in the applicable negative covenants for the repayment of any indebtedness that remains outstanding under the Indenture. The foregoing is referred to herein, collectively, as the “Documentation Principles.” Capitalized terms used but not defined in this Term Sheet have the meanings set forth in the Fee Letter or in the Identified Drafts, as applicable. The Senior Secured Loan Documents will contain only those conditions to borrowing expressly set forth in the Commitment Letter and Term Sheet.

Interest Rate:	The Term Loans will accrue interest at a rate equal to the greater of (a) 30-day average SOFR and (b) one-half percent (0.50%) per annum, plus the applicable margin of eight percent (8.00%) per annum on the outstanding balance of the Term Loan (“Interest”). For the first twelve (12) months after the Closing Date, the Borrower shall have the option to accrue up to one-half percent (0.50%) of the Interest as a payable in kind (the “PIK Period”).

The Interest will be calculated on the basis of the actual number of days elapsed based on a 360-day year, and will be payable monthly.

Maturity and Amortization:	The Term Loans will mature on the seventy-two (72) month anniversary of the Closing Date (the “Maturity Date”).

The Term Loans will be interest only for thirty-six (36) months. Amortization will begin on the thirty-seven (37) month anniversary of the Closing Date with monthly installments of principal due through

2

the Maturity Date. Amortization payments will be straight-line and of equal value from the first payment through the Maturity Date.

Guarantees:	All obligations of the Borrower under the Senior Secured Term Facility will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized wholly-owned subsidiary of the Borrower, subject to the Documentation Principles (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors” and the Guarantors together with the Borrower, the “Loan Parties”).

Security:	Subject to the Certain Funds Provisions and the Documentation Principles, obligations of the Loan Parties in respect of the Senior Secured Term Facility will be secured jointly and severally on a first priority basis by all assets of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”).

Subject to the Documentation Principles, the Borrower or the applicable Guarantor shall be permitted to monetize royalties and milestones on elacestrant provided that 50% of net proceeds from such a transaction would be used to pay down the Term Loans (in each case, subject to the “mandatory prepayment” provisions and all fees and premiums related to such prepayment of Term Loans set forth herein and in the Documentation Principles).

Representations and Warranties:	Subject to the Certain Funds Provision and the Documentation Principles, the representations and warranties to include the following (to be applicable to the Borrower and its subsidiaries and, with respect to the passive holding company representation, Holdings): organization and existence, due authorization and non-contravention, government approvals, validity, financial information, no material adverse effect, litigation, labor and environmental matters, subsidiaries, ownership of properties, taxes, benefit plans, accuracy of information, Regulations U and X, solvency, intellectual property, material agreements and key contracts, permits, regulatory matters, Investment Company Act, OFAC, deposit and disbursement accounts, and passive holding company existence, in each case, as further set forth on Annex A-I attached to this Exhibit B.

Affirmative Covenants:	Subject to the Documentation Principles, the affirmative covenants to include:

•	financial information, reports and notices

•	maintenance of existence, compliance with contracts and laws

•	maintenance of properties

•	insurance

•	books and records

•	environmental law

•	use of proceeds

3

•	future guarantors and security

•	permits

•	maintenance of regulatory authorizations, contracts and intellectual property

•	inbound licenses

•	cash management

•	excluded foreign subsidiaries

•	post-closing matters (as needed)

Negative Covenants:	Subject to the Documentation Principles, the negative covenants to include:

•	business activities

•	indebtedness

•	liens

•	Financial Covenants (as set forth below)

•	Investments

•	Restricted payments

•	Consolidation, merger, permitted acquisitions, etc.

•

Permitted Dispositions, which shall include the ability for the Borrower or its subsidiaries to dispose of RAD011 in a “spin-off” or similar transaction in which RAD011 and assets and liabilities exclusively related thereto (but in any event, no greater than $20 million in cash or cash equivalents) are sold or otherwise transferred to a new entity within six months of the Closing Date in a manner to be mutually agreed

•	Modification of certain agreements

•	Transactions with affiliates

•	Restrictive agreements

•	Sale and leaseback

•	Product agreements

•	Change in name, location, executive office or executive management, change in fiscal year

•	Benefit plans and agreements

•	Restrictions related to Radius Health Securities Corporation so long as it continues to qualify as a “Security Corporation” under and as defined in 830 Code of Mass. Regulations 63.38B.1

•	Passive holding company covenant with respect to Holdings

Financial Covenants:	Minimum Liquidity: At all times the unrestricted cash-on-hand and cash equivalents of the Borrower and Radius Pharmaceuticals, Inc. shall not be less than $20,000,000 (the “Minimum Liquidity Covenant”).

4

Minimum EBITDA: Starting on June 30, 2024, the Consolidated EBITDA (as defined on Annex A-I of this Exhibit B) as measured on a trailing twelve-month basis at the end of such quarter must equal or exceed the minimum levels set forth in the table below (the “Minimum EBITDA Base”).

Fiscal Quarter Ending	Minimum EBITDA Base
June 30, 2024	$60,000,000
September 30, 2024	$65,000,000
December 31, 2024	$70,000,000
March 31, 2025	$75,000,000
June 30, 2025	$80,000,000
September 30, 2025	$85,000,000
December 31, 2025 and thereafter	$90,000,000

Events of Default:	To be consistent with the Documentation Principles.

Assignments and Participations:	To be consistent with the Documentation Principles.

Expenses and Indemnification:	To be consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers:	Covington & Burling LLP

5

CONFIDENTIAL	ANNEX A-1 TO EXHIBIT B Form of Credit Agreement

CONFIDENTIAL	ANNEX A-II TO EXHIBIT B
Form of Pledge and Security Agreement

CONFIDENTIAL	ANNEX A-III TO EXHIBIT B Form of Guarantee

CONFIDENTIAL	EXHIBIT C

PROJECT GINGER

$350,000,000 Senior Secured Term Facility

“Conditions Annex” 1

The commitments of the Initial Lenders, the availability and initial funding of the Senior Secured Term Facility and the Lead Arrangers’ and other agents’ agreements to perform the services described in this Commitment Letter are, in each case, subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent:

1. Confirmation from you (in the form of an officer’s certificate) to the Lead Arrangers that,

(a)

either the Tender Offer (i) has been consummated or (ii) will be consummated in accordance with the terms of the Acquisition Agreement substantially concurrently with the initial borrowing under the Senior Secured Term Facility; and

(b)

since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms in a manner adverse in any respect material to the interests of the Commitment Parties, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed);

provided further, that

(i) an amendment, supplement, waiver or modification of the Acquisition Agreement that decreases the purchase price thereunder will, in each case, not be deemed to be adverse in a material respect to the interests of the Commitment Parties as long as such reduction is allocated to reduce the Senior Secured Term Facility and the Equity Contribution on a pro rata basis,

(ii) an amendment, supplement, waiver or modification of the Tender Offer or the Acquisition Agreement that has the effect of increasing the purchase price thereunder will be deemed not to be materially adverse to the Commitment Parties if such increase is funded with additional cash equity contributed by the Investors;

(iii) any change to, or waiver with respect to, the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement (as in effect on the date hereof) will be deemed to be adverse in a material respect to the interests of the Commitment Parties.

2. The Commitment Parties will have received copies of (i) audited consolidated balance sheets of the Acquired Business, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of the Acquired Business, for each of the fiscal years ended December 31, 2019, December 31, 2020, and December 31, 2021, (ii) unaudited consolidated balance sheets of the Acquired Business for the fiscal quarter ended March 31, 2022, together with the related consolidated statement of operations and comprehensive loss, stockholder’s equity (deficit) and cash flows of the Acquired Business for such fiscal quarter and (iii) unaudited consolidated balance sheets of the Acquired Business for the fiscal quarter ended June 30, 2022, together with the related consolidated statement of operations and comprehensive loss, stockholder’s equity (deficit) and cash flows of the Acquired Business for such fiscal quarter (it being understood that (x) the Commitment Parties acknowledge

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

1

the receipt of all such financial statements described in clauses (i) and (ii) above and (y) the financial statements described in clause (iii) shall only be required to the extent the Closing Date occurs on or after 45 days from the end of such fiscal quarter).

3. Confirmation from you (in the form of an officers certificate) that the Refinancing with respect to the Existing Loan Facilities either (a) has been consummated or (b) will be consummated substantially concurrently with the initial borrowing under the Senior Secured Term Facility; it being agreed that the Refinancing may be consummated with the proceeds of the initial funding of the Senior Secured Term Facility.

4. Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to your obligation to consummate the Acquisition under the Acquisition Agreement or that would give you the right (taking into account any notice and cure provisions) to terminate your obligations pursuant to the terms of the Acquisition Agreement.

5. The Commitment Parties will have received the following (each such credit agreement and guarantee and security agreement, collectively, the “Facilities Documentation”), in each case, containing terms that are materially consistent with the provisions of the applicable Term Sheet and the applicable Documentation Principles and subject to the Certain Funds Provision:

(a)

with respect to the Senior Secured Term Facility to be funded on the Closing Date (or with respect to which commitments will be made available), a credit agreement with respect to the Senior Secured Term Facility, executed by Holdings and the Borrower;

(b)

a security agreement with respect to the Senior Secured Term Facility pursuant to which a lien is granted on the collateral securing the Senior Secured Term Facility in favor of the applicable Collateral Agent for the ratable benefit of the Lenders under the Senior Secured Term Facility, and pursuant to which such Collateral Agent is authorized to file customary “all asset” UCC-1 financing statements with respect thereto, executed by Holdings and the Borrower;

(c)	a guarantee agreement with respect to the Senior Secured Term Facility, executed by Holdings and each Subsidiary Guarantor;

(d)

any certificated securities representing equity of the Borrower and its subsidiaries and if delivered to you pursuant to the terms of the Acquisition Agreement and constituting Collateral equity of the Acquired Business, in each case, with customary stock powers executed in blank provided that such certificated securities will be required to be delivered on the Closing Date only to the extent actually received from the Acquired Business after the Borrower’s use of commercially reasonable efforts to obtain such certificate; provided further that any such stock certificates not delivered on the Closing Date shall be required to be delivered on or prior to the date that is 30 days after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree in its sole, reasonable discretion).

6. The Commitment Parties will have received the following (collectively, the “Closing Deliverables”) in each case subject to the Certain Funds Provision and the applicable Documentation Principles:

(a)	customary legal opinions from your New York and Delaware counsel with respect to the Senior Secured Term Facility to be funded on the Closing Date;

(b)

an officer’s certificate containing (i) certification of organizational documents and appropriate authorizing resolutions and (ii) a customary incumbency certificate from officers of each of you and Holdings’ executing the Facilities Documentation;

(c)	good standing certificates (to the extent applicable) from the Secretary of State or such other office the Borrower’s and Holdings’ respective jurisdictions of organization;

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(d)

a solvency certificate substantially in the form attached as an Annex to this Exhibit to the Commitment Letter from the chief financial officer or other officer with equivalent duties of the Borrower; and

(e)	a borrowing request, which must be delivered at least 12 business days prior to the Closing Date, which shall be deemed to be conditioned on the consummation of the Transactions.

7. Subject to the Certain Funds Provision, the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects on and as of the Closing Date; provided that to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date.

8. The Lenders will have received at least three business days prior to the Closing Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case has been requested in writing at least ten business days prior to the Closing Date, it being agreed delivery of a signed LSTA Beneficial Ownership Form shall satisfy this clause (b).

9. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed to by the Borrower) and required to be paid on the Closing Date.

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CONFIDENTIAL	ANNEX I TO EXHIBIT C

Form of Solvency Certificate

Date: [        ,             ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [    ] of the Credit Agreement1, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)

the fair value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of Holdings, the Borrower and its Subsidiaries, on a consolidated basis;

(b)

the present fair saleable value of the assets of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured;

(c)

Holdings, the Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature;

(d)

Holdings, the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which the property of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, would constitute an unreasonably small capital; and

(e)

Holdings, the Borrower and its Subsidiaries, on a consolidated basis, have not executed the Credit Agreement or any other Loan Document, or made any transfer or incurred any Obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of Holdings, the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by Holdings, the Borrower and its Subsidiaries after consummation of the Transactions.

* * *

[1]	Credit Agreement to be defined.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[Borrower]

By:
Name: Title: [Chief Financial Officer]

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